CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)

5.100% Internotes® Due October 15, 2008	$1,785,000	$191.00
5.550% Internotes® Due April 15, 2011	$2,864,000	$306.45
6.200% Internotes® Due April 15, 2031	$5,200,000	$556.40

TOTAL		$1,053.85

(1)	Excludes accrued interest, if any.
(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, registration fees were paid with respect to unsold securities that were previously registered pursuant to Registration Statement Nos. 333-123240, 333-123240-01 and 333-123240-02 and were carried forward. Prudential Financial is offsetting the $191.00 registration fee with respect to the $1,785,000 5.100% Internotes® Due October 15, 2008, the $306.45 registration fee with respect to the $2,864,000 5.550% Internotes® Due April 15, 2011 and the $556.40 registration fee with respect to the $5,200,000 6.200% Internotes® Due April 15, 2031 offered by means of this pricing supplement against those registration fees carried forward, and $107,188.80 of the registration fees carried forward remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Prudential Financial InterNotes®, Due One Year or More from Date of Issue

Filed under Rule 424(b)(3), Registration Statement(s) No. 333-132469, 333-132469-01 and 333-132469-02

Pricing Supplement Number 125 Dated 04/10/2006

(to Prospectus dated March 16, 2006 and Prospectus Supplement dated March 16, 2006)

Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
74432ANQ9	$1,785,000.00	100.000%	0.625%	$1,773,843.75	FIXED	5.100%	QUART- ERLY	10/15/2008	7/15/2006	$13.03	YES	Senior Unsecured Notes	A3	A

Redemption Information: Non-Callable.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents:  A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc., Wachovia Securities, LLC

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
74432ANR7	$2,864,000.00	100.000%	1.000%	$2,835,360.00	FIXED	5.550%	SEMI-ANNUAL	4/15/2011	10/15/2006	$28.06	YES	Senior Unsecured Notes	A3	A

Redemption Information: Callable at 100.000% on 04/15/2007 and every interest payment date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents:  A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc., Wachovia Securities, LLC The Prudential Financial, Inc. InterNotes will be subject to redemption at the option of Prudential Financial, Inc., in whole on the interest payment date occurring any time on or after 04/15/2007 at a redemption price equal to 100% of the principal amount of the Prudential Financial, Inc. InterNotes, plus accrued interest thereon, if any, upon at least 30 days’ prior notice to the noteholder and the trustee, as described in the prospectus.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
74432ANS5	$5,200,000.00	100.000%	2.500%	$5,070,000.00	FIXED	6.200%	SEMI-ANNUAL	4/15/2031	10/15/2006	$31.34	YES	Senior Unsecured Notes	A3	A

Redemption Information: Callable at 100.000% on 04/15/2011 and every interest payment date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents:  A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc., Wachovia Securities, LLC The Prudential Financial, Inc. InterNotes will be subject to redemption at the option of Prudential Financial, Inc., in whole on the interest payment date occurring any time on or after 04/15/2011 at a redemption price equal to 100% of the principal amount of the Prudential Financial, Inc. InterNotes, plus accrued interest thereon, if any, upon at least 30 days’ prior notice to the noteholder and the trustee, as described in the prospectus.

Prudential Financial, Inc.

Trade Date: Monday, April 10, 2006 @12:00 PM ET

Settlement Date: Thursday, April 13, 2006

Minimum Denomination/Increments:

$1,000.00/$1,000.00

Initial trades settle flat and clear SDFS:

DTC Book Entry only

DTC number: 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any
note is not a Business Day (as defined in the Prospectus),
principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from,
and after, the maturity date or interest payment date.

The Prudential Financial, Inc. InterNotes will be
represented by a master global note in fully registered
form, without coupons. The master global note will be
deposited with, or on behalf of, DTC and registered in the
name of a nominee of DTC, as depository, or another
depository as may be named in a subsequent pricing
supplement.

InterNotes® is a registered trademark of Incapital
Holdings LLC. All rights reserved

Prudential Financial, Inc.
$2,500,000,000.00 Prudential Financial Retail
Medium-Term Notes, including Prudential
Financial InterNotes®
Prospectus dated March 16, 2006 and the
Prospectus Supplement dated March 16, 2006